As filed with the Securities and Exchange Commission on February 15, 1996.
                                          SEC Registration No.


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ______________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 ______________

                    NATURAL ALTERNATIVES INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)
                                 ______________

Delaware                                                             84-1007839
(State or Other Jurisdiction of Incorporation)                 (I.R.S. Employer
                                                            Identification No.)

1185 Linda Vista Drive, Suite D, San Marcos, California                   92069
(Address of Principal Executive Office)                              (Zip Code)
                                 ______________

                      1994 Nonqualified Stock Option Plan
                              (Full title of Plan)
                                 ______________

                           Mark A. Le Doux, President
                        1185 Linda Vista Drive, Suite D
                          San Marcos, California 92069
                    (Name and address of agent for service)

                                (619) 744-7340
          (Telephone Number, Including Area Code, of Agent of Service)
                                 ______________

                        Copies of all correspondence to:
                             Timothy J. Fitzpatrick
                              Fisher Thurber, Ltd.
                       4225 Executive Square, Suite 1600
                        La Jolla, California 92037-1483
                                 (619) 535-9400

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------
                                                           Proposed
                                          Proposed         Maximum
Title of                                  Maximum          Aggregate
Securities to be        Amount to be      Offering Price   Offering            Amount of
Registered              Registered (1)    Per Share (2)    Price (2)       Registration Fee
-------------------------------------------------------------------------------------
Common Stock
par value of              500,000
$0.01 per share           shares             $9.75         $4,875,000      $1,681.03
-------------------------------------------------------------------------------------

(1) There is also being registered hereunder such additional undetermined number of shares of Common Stock which may be issued from time to time as a result of the anti-dilution provisions of the Plans.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) based on the average of the high and low prices of the Common Stock of the Company as reported on February 6, 1996 on the American Stock Exchange.

This Form S-8 contains 6 sequentially numbered pages. The Exhibit Index appears at sequentially numbered page 3.

                    NATURAL ALTERNATIVES INTERNATIONAL, INC.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be filed with the Securities and Exchange Commission (the "Commission") pursuant to Form S-8 adopted under the Securities Act of 1933, as amended (the "Securities Act").

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The following documents filed by Natural Alternatives International, Inc,. (the "Company") with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

(a) The Company's Annual Report of Form 10-K for the fiscal year ended June 30, 1995 filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

(b) The Quarterly Reports on Form 10-Q's for the quarters ended September 30, 1995 and December 31, 1995, filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c) The description of the common stock, no par value, of the Company contained in a registration statement filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents which the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration State-ment and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of the filing of such documents.

Item 4.   Description of Securities

Inapplicable.

                                         1

Item 5.   Interest of Named Experts and Counsel

David A. Fisher is a Partner with Fisher Thurber, Ltd., legal counsel to the Company, and the beneficial owner of an option to purchase 20,000 shares of Common Stock of the Company at $4.625 per share.

Item 6.   Indemnification of Directors and Officers

The statutes, charter provisions, Bylaws, Indemnification Agreements, or other arrangements under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, are as follows:

The Delaware Corporate Law (the "Code") permits the Company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company. The Code authorizes the Company to advance expenses incurred in defending any such proceedings under certain circumstances, and if the officer or director is successful on the merits, it authorizes the Company to indemnify the officer or director against all expenses, including attorneys' fees, incurred in connection with any such proceeding. The Company's Bylaws and Certificate of Incorporation provide that the Company shall have the power to indemnify its officers and directors in accordance with the Code.

The Code permits the Company to limit the personal liability of its directors for monetary damages for breaches of fiduciary duty as a director, except for breaches that involve the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts involving unlawful dividends or stock redemptions or transactions from which the director derived an improper personal benefit.

Under the Company's Certificate of Incorporation and By-Laws and in accordance with Section 145 of the Delaware law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, or investigative, (other than an action by or in the right of the Company, a derivative action) for reason of the fact that such person is or was a director or officer of the Company, against expenses (including attorneys' fees, judgments, fines, amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorney's fees) incurred in connection with defense or settlement of such an action and then, where the person is judged to be liable to the Company, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought, determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses that the court shall deem proper.

                                         2

The Company's By-laws provide that the Company shall pay for the expenses incurred by the indemnified director or officer in defending the proceedings specified above, in advance of their final disposition, provided the person agrees to reimburse the Company if it is ultimately determined that such person is not entitled to indemnification. The Company may also, by action of its Board, provide indemnification to any person who is or was one of its employees or agents, or any person who is or was serving at the request of the Company as a director, officer, partner, member, employee or agent of another corporation, partnership, joint venture, trust, committee or other enterprise to the same degree as the foregoing indemnification of directors and officers. The Company has entered into indemnity agreements with each of its current directors and executive officers, which provide for indemnification to the fullest extent permitted by Delaware law, including, by reason or action or inaction occurring in the past and in circumstances in which indemnification and the advancement of expenses are discretionary under Delaware law.

The Company presently has in effect a claims-made policy of directors and officers liability insurance protecting its directors and officers against liability by reason of their having or having been directors or officers. The directors and officers liability portion of such policy covers all directors and officers of the Company and of subsidiary companies.

Item 7.   Exemption From Registration Claimed.

Inapplicable.

Item 8.   Exhibits.

The following exhibits are filed pursuant to Item 601 of Regulation S-K:

Exhibit No.     Title
-----------     ------------------------------------------------------------

3.1 Certificate of Incorporation of Registrant filed with the Delaware Secretary of State on October 26, 1989 (1)

3.2 Certificate of Amendment to the Certificate of Incorporation filed with the Delaware Secretary of State on April 5, 1991
                (1)

3.3 Certificate of Merger of Natural Alternatives International, Inc. (a Colorado corporation) into Natural Alternatives International, Inc. (A Delaware corporation) filed with the Delaware Secretary of State March 5, 1990 (1)

3.4             Bylaws of the Registrant (1)

4.1             1994 Nonqualified Stock Option Plan (2)

                                         3

5.1 Opinion of Fisher Thurber, Ltd. including consent of such counsel (2)

23.1            Consent of KPMG Peat Marwick LLP (2)

23.2            Consent of Fisher Thurber, Ltd. (Included in Exhibit 5.1) (2)

_______________________


(1) Incorporated by reference to the exhibits filed with the Form S-1 Registration Statement (File No. 33-44292) filed on December 21, 1992.

(2)   Filed herewith.

Item 9.   Undertakings.

     A.  The undersigned Registrant hereby undertakes:

          (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amend-ment any of the securities being registered which remain unsold at the term-ination of the offering.

     B. The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                         4

     C. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.















                                         5

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Marcos, State of California, on the 2nd day of February, 1996.


NATURAL ALTERNATIVES INTERNATIONAL, INC.


BY:   /s:     Mark A. Le Doux
      --------------------------
      Mark A. Le Doux, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signatures                    Title                    Date


/s:     Mark A. Le Doux        President, Chief Executive    February 2, 1996
----------------------------   Officer and Director
Mark A. Le Doux


/s:     William P. Spencer     Executive Vice President,     February 2, 1996
----------------------------   Chief Financial Officer
William P. Spencer             And Director

/s:     Marie A. Le Doux       Secretary and Director        February 2, 1996
----------------------------
Marie A. Le Doux


/s:     William R. Kellas      Director                      February 2, 1996
----------------------------
William R. Kellas


/s:     Lee G. Weldon          Director                      February 2, 1996
----------------------------
Lee G. Weldon


                                         6
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